UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ENDEAVOUR INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1001 Fannin Street, Suite 1600

Houston, Texas 77002

April 14, 2009

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Endeavour International Corporation, which will be held on Friday, May 29, 2009, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. At the meeting, you will hear a report on our business and have the opportunity to meet with our directors and executives.

The materials enclosed include the formal notice of the meeting, the proxy statement, the proxy card and the annual report. The proxy statement outlines the agenda and provides information about the matters to be voted on at the meeting. It also describes how our board of directors operates and gives certain information about the Company. The annual report includes financial information and results for 2008.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please complete, sign and return your proxy, or vote by telephone or via the Internet according to the instructions on the proxy card, so that your shares will be voted at the annual meeting.

We look forward to seeing you at the Annual Meeting and greatly appreciate your continued support.

Sincerely,

William L. Transier
Chairman, Chief Executive Officer and President

Notice of Annual Meeting of Stockholders

To be Held May 29, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Endeavour International Corporation, a Nevada corporation, which will be held on Friday, May 29, 2009, at 10:00 a.m., Central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. The Annual Meeting will be held for the following purposes:

1.	To elect two Class II directors to each serve three-year terms;
2.	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2009; and
3.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

The close of business on March 31, 2009 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy or vote via the telephone or the Internet as promptly as possible to ensure that your shares will be represented. Please see the enclosed proxy card for specific instructions. Your Internet and telephone votes must be received before 12:00 midnight, Eastern time, on the evening of May 28, 2009. A self-addressed, postage paid envelope has been enclosed for your convenience if you wish to vote by mail. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 29, 2009

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual

Report are available at

https://www.sendd.com/EZProxy/?project_id=276

By Order of the Board of Directors,

Cindy Gorham

Secretary

April 14, 2009

Endeavour International Corporation

Proxy Statement

Endeavour International Corporation

1001 Fannin Street, Suite 1600

Houston, Texas 77002

Proxy Statement

Some Questions You May Have Regarding this Proxy Statement

Unless the context otherwise requires, references to the “Company”, “Endeavour”, “we”, “us” or “our” mean Endeavour International Corporation or any of its subsidiaries.

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the board of directors of Endeavour International Corporation, a Nevada corporation. We are providing these proxy materials to you in connection with our 2009 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Friday, May 29, 2009, at 10:00 a.m., Central Daylight time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and voting instructions are being mailed beginning April 17, 2009.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock, Series B preferred stock and Series C preferred stock that you owned at the close of business on March 31, 2009, the record date.

Q:	What proposals will be voted on at the meeting?

A:	There are two Company proposals to be considered and voted on at the meeting, which are:

1.	To elect two Class II directors to each serve three-year terms; and

2.	To ratify the appointment of KPMG LLP (“KPMG”) as independent auditor for the Company for the year ending December 31, 2009.

We will also consider other business that properly comes before the meeting, or any adjournment or postponement thereof, in accordance with Nevada law and our Bylaws.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our board of directors unanimously recommends that you vote:

1.	“FOR” each of the nominees to the board of directors;

2.	“FOR” the ratification of KPMG as independent auditor for the Company.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, William L. Transier and J. Michael Kirksey, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Nevada law and our Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, StockTrans, Inc., on March 31, 2009, the record date, you are considered a stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you. If you hold Series B preferred stock or Series C preferred stock, Broadridge Financial Solutions will be sending the proxy materials and proxy card directly to you.

Stockholders of record may vote their shares via telephone by using the toll-free number listed on the proxy card or via the Internet at the website for Internet voting listed on the proxy card. In both methods of voting, the control number found on your proxy card will be needed. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. Telephone and Internet voting for stockholders of record will close at 12:00 midnight, Eastern time, on the evening before the Annual Meeting. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.

If, like many stockholders, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your bank or broker. The availability of telephone and Internet voting will depend upon the voting processes of the bank or broker and stockholders should follow the voting instructions on the form they receive from their bank or broker.

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for our stockholders to conduct business at the meeting in accordance with our Bylaws. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What vote is required to approve the proposals?

A:	Directors are elected by plurality vote. This means that the director nominees who receive the most votes will be elected to fill the available seats on the board. All other proposals will be approved if a majority of the shares present in person or by proxy are cast for the proposal. Holders of our common stock, Series B preferred stock and Series C preferred stock will vote together as a single class on each proposal. On the record date, Endeavour International Corporation had 130,100,716 shares of common stock, 19,714 shares of Series B preferred stock and 125,000 shares of Series C preferred stock outstanding and entitled to be voted at the meeting. Each stockholder is entitled to one vote for each share of common stock and one vote for each share of Series B preferred stock. Each stockholder of the Series C preferred stock is entitled to 400 votes for each share of Series C preferred stock.

Q:	How are abstentions and broker non-votes counted?

A:	Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting. However, neither abstentions nor broker non-votes will have an effect on the election of a director. For ratification of the appointment of KPMG as independent auditor for the Company, an abstention will not be treated as a vote cast, but will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “Against” the ratification of KPMG as independent auditor. Broker non-votes will not have any effect on the outcome of votes for ratification of KPMG as independent auditor.

William L. Transier and J. Michael Kirksey are officers of the Company and were named by our board of directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the board of directors. For beneficial stockholders, your broker or nominee may not be permitted to exercise voting discretion with respect to any other business that may come before the meeting.

Q:	What are broker non-votes?

A:	Under NYSE Alternext Exchange rules, brokers are not permitted to vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Broker non-votes are shares held in “street name” for which brokers do not receive voting instructions, and which therefore cannot be voted. If your shares are held in “street name,” you should follow the directions provided by your broker to instruct your broker to vote your shares.

Q:	What are routine matters?

A:	The election of directors and ratification of KPMG are examples of routine matters on which brokers may vote even if they have not received instructions from their customers.

Q:	What are non-routine matters?

A:	Non-routine matters are matters such as approval of stockholder proposals, although there are no stockholder proposals under consideration at the Annual Meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise through submission of a later dated proxy or written notice to the Secretary of the Company or by re-casting your vote by telephone or Internet. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009 or in an earlier filed Form 8-K.

Q:	Who is making this solicitation and who will bear the cost for soliciting votes for the meeting?

A:	We are soliciting your proxy on behalf of the board of directors. We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; provided however, that we will not bear any costs related to an individual stockholder’s use of the Internet or telephone to cast their vote. Morrow & Co., Inc. has been retained to assist us in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $4,500, plus out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	What is “householding”?

A:	Some banks, brokers and other nominee record holders may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” We will promptly deliver a separate copy of these documents to you, if you call or write us at the attention of Investor Relations Department, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002, phone 713-307-8700. If you prefer to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Q:	Where can I find more information about Endeavour?

A:	We file reports and other information with the Securities and Exchange Commission (“SEC”) and the London Stock Exchange (“LSE”). You may read and copy this information at the SEC’s public reference facilities. This information is also available at www.sec.gov and http://www.endeavourcorp.com.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 29, 2009

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual

Report are available at

https://www.sendd.com/EZProxy/?project_id=276

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2008 Annual Report on Form 10-K, please contact: Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002, Attention: Investor Relations Department, Telephone: (713) 307-8700.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Stockholders may send communications to our board in care of the Corporate Secretary, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002. Please indicate whether your message is for the board of directors as a whole, a particular group or committee of directors or an individual director.

Proposal One – Election of Directors

Structure of the Board

Our Amended and Restated Bylaws provide for one to fifteen directors (as determined by resolution of the board of directors) to be divided into three classes consisting of Class III, Class I and Class II directors, whose terms of office are currently scheduled to expire, respectively, on the dates of our annual meetings of stockholders in 2010, 2011 and 2012. At each annual meeting of stockholders the directors of the class elected at such meeting will serve for three-year terms. Our board of directors has currently fixed the number of directors at seven members, consisting of three Class I members and two each of Class II and Class III members.

Proposal

Two directors are to be elected at the 2009 Annual Meeting. The two nominees, who are current members of the board, are to be elected as Class II directors for a three-year term expiring at our annual meeting of stockholders in 2012. Each such director will hold office until his or her successor is duly elected and qualified. There is no cumulative voting in the election of directors and the Class II directors will be elected by a plurality of the votes cast at the Annual Meeting.

Nominees for Election and Continuing Directors

The following table sets forth information regarding the names, ages and principal occupations of the nominees and the continuing directors, directorships in other companies held by them and the length of continuous service as a director of the Company:

Nominees for Election at the Annual Meeting

Class II Director	Principal Occupation and Directorships	Age
Nancy K. Quinn	Principal of Hanover Capital LLC, a privately-owned advisory firm providing financial and strategic services primarily within the energy industry; Director of Atmos Energy Corporation; Director of Helix Energy Solutions Group, Inc. since February 2009; Director of the Company since March 2004.	55

John N. Seitz	Director of the Company since February 2004 and Vice Chairman of the Board since October 2006; Director of ION Geophysical Corporation and Member of Board of Managers of Constellation Energy Partners, LLC.	57

Continuing Directors

Class I Director	Principal Occupation and Other Directorships	Age
John B. Connally III	Independent oil and gas investor; Founder and Principal of Pure Gas Partners, Ltd., a privately-held oil and gas exploration and production company; Director of Pure Energy Group, Inc.; Director of the Company since May 2002.	62

William L. Transier	Chief Executive Officer and President of the Company; Director of Reliant Energy, Inc., Cal Dive International, Inc. and Helix Energy Solutions Group, Inc.; Director of the Company since February 2004 and Chairman of the Board since October 2006.	54

Charles J. Hue Williams	Consultant with Lambert Energy Advisory Limited; Director of Lambert Energy Advisory Limited; Chairman of the board of directors of Octant Holdings Limited; Director of the Company since April 2007.	66

Class III Director	Principal Occupation and Directorships	Age
Thomas D. Clark, Jr.	President of Strategy Associates, a consulting firm specializing in strategy development, strategic planning assistance, corporate governance policy and corporate analysis; Director of Dynegy, Inc.; Director of the Company since June 2006.	68

Leiv L. Nergaard	Partner, Norscan Partners AS since January 2007; Chairman of the Board of Storebrand ASA; Director of Yara International ASA; Chairman of the Norwegian Industry and Commerce Securities Market Committee; Director of the Company since November 2008	64

Each of the nominees and directors named above have been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:

Mr. Seitz served as co-chief executive officer of the Company from February 2004 to October 2006. Mr. Seitz served as chief executive officer, chief operating officer and president of Anadarko Petroleum Corporation from 2002 to 2003, and as president and chief operating officer of Anadarko Petroleum Corporation from 1999 to 2003, and he served as co-chief executive officer of NSNV, Inc. from its formation in November 2003 until its merger with the Company in February 2004.

Mr. Connally served as president, chief executive officer and a director of BPK Resources, Inc. (now known as iCarbon Corporation), a gas and oil exploration company whose shares traded on the OTC Bulletin Board, from 2002 to April 2004.

Mr. Transier served as co-chief executive officer of the Company from February 2004 to October 2006. Mr. Transier served as executive vice president and chief financial officer for Ocean Energy, Inc. from 1999 to 2003, prior to its merger with Devon Energy Corporation, and he served as co-chief executive officer of NSNV, Inc. from its formation in November 2003 until its merger with the Company in February 2004.

Mr. Hue Williams served as a compliance officer at Lambert Energy Advisory Limited from 2002 until his retirement in December 2006. Since December 2006, he has acted as a consultant for Lambert Energy Advisory Limited.

Prior to 2006, Mr. Clark was the Edward G. Schlieder Distinguished Chair of Information Science at Louisiana State University and the Director of the DECIDE Boardroom, an executive decision research and development facility, since 2003. Since 2000, he has served as vice chairman of the Louisiana Tobacco Settlement Corp., and since 2003, as a member of the board of directors of Dynegy, Inc. and on the boards of several community organizations and three privately-held companies. Mr. Clark was previously Dean of the E.J. Ourso College of Business Administration at Louisiana State University and Ourso Distinguished Professor of Business from 1995 to 2003.

Mr. Nergaard became a director of the Company in November 2008. Nergaard spent the majority of his career with Norsk Hydro where he served as executive vice president and chief financial officer from 1991 to 2002 and as president of Norsk Hydro Germany from 2002 to 2003 in addition to a number of other senior management positions. He currently is chairman of the board of directors for Storebrand ASA, and a board member and chairman of the audit committee of Yara International ASA since 2004 in addition to being chairman of some smaller companies. He also serves as chairman of the Norwegian Industry and Commerce Securities Market Committee.

Board of Directors Recommendation

The board of directors recommends voting “For” the election of each of the director nominees.

Proposal Two – Ratification of Independent Auditor

Reasons for the Proposal

The Audit Committee of the board of directors has appointed KPMG as independent registered public accounting firm for the Company for the year ending December 31, 2009. The submission of this matter for approval by stockholders is not legally required; however, the board of directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the board of directors on an important issue of corporate governance. If the stockholders do not approve the selection of KPMG, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee.

KPMG served as our independent auditor for the audit of our financial statements for the year ending December 31, 2008. We initially engaged KPMG in 2004. A representative from KPMG is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees Summary

The total fees billed by KPMG for fiscal years 2008 and 2007 consisted of:

	2008	2007
Audit Fees (1)	$1,211,773	$1,042,471
Audit-Related Fees (2)	108,590	125,185
Tax Fees (3)	154,407	172,549
All Other Fees	—	—

(1)	Audit fees relate to professional services rendered for the audit of the annual financial statements on Form 10-K, the review of financial statements included in quarterly reports on Form 10-Q and audit services provided in connection with statutory and regulatory filings, including audit of internal controls over financial reporting.

(2)	Audit-related fees relate to professional services rendered for registration statements and offerings, including assistance with registration under the London Stock Exchange.

(3)	Tax fees relate to professional services rendered related to international tax compliance and consulting.

The Audit Committee approved 100% of the fees paid to KPMG for audit-related, tax and other fees and pre-approves all non-audit services to be performed by our principal accountant in accordance with the audit committee charter.

Board of Directors Recommendation

The board of directors recommends voting “For” the ratification of KPMG as independent auditor.

Executive Officers

Name	Age	Position
William L. Transier	54	Chief Executive Officer, President and Chairman of the Board of Directors

J. Michael Kirksey	53	Executive Vice President, Chief Financial Officer

Carl D. Grenz	54	Executive Vice President, Operations

Bruce H. Stover	60	Executive Vice President, Business Development and New Ventures

John G. Williams	59	Executive Vice President, Exploration

Robert L. Thompson	62	Senior Vice President, Chief Accounting Officer and Corporate Planning

The following is a brief summary of the business experience of each of the above-named individuals:

William L. Transier – Mr. Transier has served as our chief executive officer and president and chairman of the board since September 2006. Prior to that, he served as our co-chief executive officer and director since our founding in February 2004. From November 2003 to February 2004, Mr. Transier was a founder and co-chief executive officer of NSNV, Inc. From 1999 to 2003, Mr. Transier was executive vice president and chief financial officer for Ocean Energy, Inc., an oil and gas exploration and production company, prior to its merger with Devon Energy Corporation. Mr. Transier began his career in public accounting with KPMG LLP, an international audit and business strategy consulting firm, where he rose to the title of partner and headed its energy practice. Mr. Transier is a director of Reliant Energy Inc., Cal Dive International, Inc. and Helix Energy Solutions Group, Inc. He is a former chairman of the Natural Gas Supply Association, and former chairman of the Texas Department of Information Resources, having been appointed to that post by Texas Governor Rick Perry.

J. Michael Kirksey – Mr. Kirksey joined us on September 26, 2007. Mr. Kirksey has served as Chief Financial Officer from 2006 through 2007 for Sirva, Inc., a moving and relocation company located in Chicago, Illinois. From 2004 through 2005, Mr. Kirksey was employed as Chief Financial Officer for ION Geophysical Corporation, an oil and gas technical services company located in Houston, Texas. Mr. Kirksey was Chief Executive Officer from 2000 to 2002 and Chief Financial Officer from 1997 to 2000 of Metals USA, Inc., a distributor and service provider of metal and metal components located in Houston, Texas. Mr. Kirksey began his career at Arthur Andersen & Co., an international audit and business strategy consulting firm, where he spent 13 years.

Carl D. Grenz – Carl D. Grenz joined us on November 3, 2008. Prior to joining Endeavour, Mr. Grenz served as Chief of Global Production at BHP Billiton, a global diversified resources company, from 2006 to 2008. His additional roles at BHP Billiton included Onshore Operations Manager, Point of AYR Onshore Gas Terminal, United Kingdom from 1994 to 1998; Offshore Operations Manager, Liverpool Bay, United Kingdom from 1998 to 2001; Vice President, Director of Operations, Port of Spain, Trinidad, West Indies from 2001 to 2005; and Senior Operations Manager, Houston, Texas from 2005 to 2006. Mr. Grenz also was Offshore Installation Manager from 1983 to 1988 and Senior Operations Superintendent from 1988 to 1991 for Hamilton Oil. Mr. Grenz began his career at Shell UK Exploration and Production in 1975.

Bruce H. Stover – Mr. Stover has served as our executive vice president, business development since February 2004. He also led our operations group from February 2004 through September 2008. From 1997 to 2003, Mr. Stover was senior vice president, worldwide business development for Anadarko Petroleum Corporation, an oil and gas exploration and production company. Mr. Stover joined Anadarko Petroleum Corporation in 1980 as chief engineer and in 1989 he was named president and general manager for Anadarko Algeria Corporation where he led the company’s start-up operations in Algeria. In 1993, he was named vice president, acquisitions and in 1997 that position evolved into vice president, worldwide business development. Mr. Stover began his career with Amoco Production Company, an oil and gas exploration and production company, in 1972. A member of the Society of Petroleum Engineers, he is active in a number of organizations at the University of Oklahoma including the Board of Visitors-College of Engineering, the Dean’s Advisory Board-School of Petroleum & Geological Engineering and the President’s Associates Council.

John G. Williams – Mr. Williams joined us on October 1, 2007. Mr. Williams has served as Exploration Vice President for Index Oil & Gas Inc. from August 2006 until September 2007. Index Oil & Gas Inc. is a Houston, Texas-based independent energy company. Prior to joining Index Oil & Gas Inc., Mr. Williams was with Conoco and then ConocoPhillips from 1980 until 2006, where he served in a variety of leadership positions, including Manager, Exploration Geoscience from 2003, and Global Chief Geophysicist from 2002. Mr. Williams obtained Bachelor and Master of Science degrees in geology in 1972 and 1975, respectively from the University of Arkansas Fayetteville and completed the Management Program for Executives at the University of Pittsburgh Graduate School of Business in 1985. He is a member of the Association of Petroleum Geologists and is an AAPG-certified Professional Geologist. He is also a member of the Society of Exploration Geophysicists and the Petroleum Exploration Society of Great Britain. He is a member and former chairman of the Geoscience Advisory Board, University of Arkansas, Fayetteville.

Robert L. Thompson – Mr. Thompson has served as our vice president, chief accounting officer and corporate planning since March 2004; he was promoted to senior vice president on June 5, 2007. From 2001 to 2003 Mr. Thompson served as vice president and controller of Ocean Energy, Inc., an oil and gas exploration and production company, and from 2000 to 2001 Mr. Thompson served as senior consultant on finance and economics at Cambridge Energy Research Associates, an advisory firm focused on the energy industry. Mr. Thompson spent the majority of his career with Oryx Energy Company, an oil and gas exploration and production company, and its predecessors. His positions there included Director-Financial Analysis, Director-Business Planning and Acquisitions, and Controller and Vice President-Planning. Mr. Thompson is a certified public accountant.

Corporate Governance

Directors are expected to make every effort to attend each board meeting and each meeting of any committee on which he or she sits. Attendance in person is preferred but attendance by teleconference will be permitted if necessary. Directors are also expected to make every effort to attend in person the Annual Meeting of Stockholders. Our board of directors held 16 meetings during 2008. Each director attended all board meetings during his or her tenure of service, except Messrs. Seitz and Hue Williams who each attended 14 meetings. Each director attended all of the meetings of the committees on which such director served during his or her tenure of service in 2008, except Mr. Galt who attended 67%. All of the directors attended the 2008 Annual Meeting of Stockholders. Our board of directors is comprised of a majority of independent directors as required by the rules of the NYSE Alternext Exchange. The board has determined that Ms. Quinn and Messrs. Clark, Connally, Hue Williams and Nergaard are “independent” as that term is defined by the rules of the NYSE Alternext Exchange and the SEC. In making this determination, the board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. When assessing the materiality of a director’s relationship with us, the board of directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the person or organizations with which the director has an affiliation.

In particular, in 2008, the Board evaluated Mr. Hue Williams’ status as a compliance consultant at Lambert Energy Advisory Limited, an energy financial consulting company to which we paid fees totaling $526,557 in 2007. Lambert Energy and its subsidiaries provide us with ongoing financial advisory services as well as specific transaction–related services. Mr. Hue Williams’ consulting services to Lambert Energy are limited in scope to compliance issues. The subject matter upon which Mr. Hue Williams consults has no bearing upon the financial advisory services provided to the Company and he receives no compensation from Lambert Energy related to the services provided by Lambert Energy to the Company.

As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Messrs. Seitz and Transier, none of our directors has any material relationships with the Company or its subsidiaries, and that all such directors are independent of the Company under the standards set forth by the NYSE Alternext Exchange and the SEC. Messrs. Seitz and Transier are not independent because of Mr. Transier’s employment as an executive and Mr. Seitz’s former employment as an executive and former consulting agreement with the Company.

The board of directors currently has the following standing committees:

Audit Committee

The Audit Committee consists of Ms. Quinn and Messrs. Connally, Hue Williams and Nergaard. Ms. Quinn serves as chairman of the Audit Committee. While the board has determined that all members of the audit committee are qualified to serve as financial experts, Ms. Quinn is the designated financial expert for the Committee. The Audit Committee held nine meetings during 2008. The board of directors has determined the members of the Audit Committee to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the NYSE Alternext Exchange. The Committee is appointed by the board of directors to assist the board in oversight of (i) the integrity of our financial statements; (ii) the compliance by the Company with legal and regulatory requirements; (iii) the performance of our internal audit function and independent auditors; and (iv) the independent auditors’ qualifications and independence. The Audit Committee charter is available on our website at http://www.endeavourcorp.com or in print to any stockholder who requests it. The report of the Audit Committee is set forth beginning on page 41.

Compensation Committee

The Compensation Committee consists of Ms. Quinn and Messrs. Clark and Connally. Mr. Connally serves as chairman of the Compensation Committee. The Compensation Committee held six meetings during 2008. The board of directors has determined the members of the Compensation Committee to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the rules of the NYSE Alternext Exchange. The Committee is appointed by the board of directors and has overall responsibility for reviewing, evaluating and approving our executive officer compensation arrangements, plans and policies. The compensation committee charter is available on our website at http://www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation at 1001 Fannin Street, Suite 1600, Houston, Texas 77002. The report of the Compensation Committee is set forth beginning on page 39.

The Compensation Committee oversees the administration of compensation programs applicable to all of our employees, including our executive officers, under the charter adopted by the board of directors. The Compensation Committee has the sole authority to approve to the extent the Committee determines necessary or appropriate the following compensation items based on such evaluation for our executive officers: (i) annual base salary level; (ii) annual incentive opportunity level; (iii) long-term incentive opportunity level; (iv) employment agreements and severance arrangements; and (v) any special or supplemental benefits, a significant portion of which should be, in the committee’s view, equity-based compensation, intended to align the employees’ interests with those of our stockholders. The Compensation Committee has the sole authority to decide whether to retain a compensation consultant to assist in the evaluation of executive officer compensation. The Compensation Committee delegates administration of compensation programs applicable to employees who are not executive officers to the chief executive officer of the Company.

Governance and Nominating Committee

The Governance and Nominating Committee consists of Messrs. Clark, Hue Williams and Nergaard. Mr. Clark serves as chairman of the Governance and Nominating Committee. Ms. Quinn and Mr. Connally also were members of the Governance and Nominating Committee until November 2008. The Committee held six meetings during 2008. The board of directors has determined the members of the Governance and Nominating Committee to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the rules of the NYSE Alternext Exchange. The Governance and Nominating Committee is appointed by the board of directors to (i) assist the board in identifying individuals qualified to become board members and to recommend to the board individuals to be nominees for election at the annual meetings of stockholders or to be appointed to fill vacancies; (ii) recommend to the board director nominees for each committee of the board; (iii) advise the board about appropriate composition of the board and its committees; (iv) recommend corporate governance guidelines and assist the board in implementing those guidelines; and (v) assist the board in its annual review of the performance of the board and its committees. The governance and nominating committee charter is available on our website at http://www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.

Qualification and Nomination of Director Candidates

The Governance and Nominating Committee has the responsibility under its charter to recommend nominees for election as directors to the board of directors. In February 2007, the Governance and Nominating Committee recommended Board Governance Guidelines which the board of directors approved. Among other governance matters, the Board Governance Guidelines provide board membership criteria. The Board Governance Guidelines are available on our website at http://www.endeavourcorp.com. The Governance and Nominating Committee is responsible for reviewing, with the board on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the board. This assessment includes issues of diversity, age, and skills. The skill set of the overall board provides a basis for the evaluation and establishes guidelines for an overall set of skills inherent in the group of members of the board. In all cases, the skills an individual brings to the board should be considered in the context of the overall needs for expertise on the board. Each member brings a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of collegial interaction and respect, they provide the overall skill set of the board and provide a strong governance structure. The skills which we seek in a nominee fall into the two primary areas of business skills and interpersonal social skills. In considering candidates for the board of directors, the Governance and Nominating Committee will identify the personal characteristics needed in a director nominee so that the board as a whole will possess the Qualifications of the Board as a Whole as identified in the Board Governance Guidelines and as needed on the board at the time of the selection of a director nominee. It is expected that the characteristics needed in a director nominee will depend on the skills of current directors and the current needs of the Company. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance and Nominating Committee. The committee shall consider, through such means as the committee considers appropriate, potential director nominees thought to possess the Business Skill Set and the Individual Personal and Social Skill Set as identified in the Board Governance Guidelines.

Recommendation or Nomination of Directors by Stockholders

The Board Governance Guidelines and the governance and nominating committee charter provide proper procedures for identifying director nominees. The Board Governance Guidelines and the governance and nominating committee charter are available on our website at http://www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.

Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing in care of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002. The written notice should contain the name and address of the stockholder recommending the candidate, the candidate’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended as a potential director, such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current SEC rules, and an indication of the individual’s willingness to serve as a director. The Governance and Nominating Committee will consider all candidates recommended by any stockholder who complies with the foregoing procedures on the same basis as candidates recommended by our directors and other sources.

Code of Business Conduct

We have adopted a Code of Business Conduct which applies to all employees, including all executive officers. The Code of Business Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. The Code of Business Conduct is posted on our website at http://www.endeavourcorp.com under the “Investor Relations-Corporate Governance” caption.

Directors’ Continuing Education

The Company’s director education policy can be found in the Board Governance Guidelines and encourages all members of the board of directors to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the board of directors as well as their responsibilities in their specific committee assignments. The director education policy provides that the Company will reimburse the board of directors for all costs associated with attending any director education program.

Messrs. Clark and Transier have each achieved the Certificate of Director Education from the National Association of Corporate Directors (“NACD”) Corporate Directors Institute.

Director Service on Other Boards

Recognizing the substantial time commitment required of directors, we expect that directors will serve on the boards of other public companies only to the extent that, in the judgment of the board, such services do not detract from the directors’ ability to devote the necessary time and attention to Endeavour. Generally, directors who serve as chief executive officers, or CEOs, should not be on the boards of more than three (3) other public companies, and all other directors should limit their service to no more than five (5) public company boards.

Directors Who Change Job Responsibilities

An individual director who changes the principal employment position he or she held when elected to the board should notify the chairman of the Governance and Nominating Committee. It is not the sense of the board that the directors who retire or change from the position they held when they came on the board should necessarily leave the board. There should, however, be an opportunity for the board via the Governance and Nominating Committee to review the continued appropriateness of board membership under these circumstances.

Term Limits and Retirement

We do not believe there should be term limits on directors. While term limits could help ensure fresh ideas and viewpoints, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations and, therefore, provide an increasing contribution to the board as a whole. As an alternative to term limits, the Governance and Nominating Committee, in consultation with the Chairman, will review each director’s continuation on the board at the conclusion of his or her term. This will also allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the board. The Governance and Nominating Committee chairman will report the results of the review to the board.

Stock Ownership Guidelines

The board of directors believes that significant stock ownership in Endeavour by our leadership team leads to a stronger alignment of interests between management and stockholders and will result in enhanced stockholder value. In February 2007, the board adopted stock ownership guidelines expressed as a multiple of annual base salary for executive officers and annual retainer for directors as follows:

Position	Stock Ownership Level
CEO	5X
All Other Executive Officers	3X
Directors	2X

Directors and executive officers have five years from the adoption of these guidelines, or from taking office, whichever is later, to reach the applicable Stock Ownership Level.

Until the applicable Stock Ownership Level is met, upon the vesting of a restricted stock award and after the payment of taxes due as a result of vesting, the officer or director is required to hold the net vested shares. Net vested shares are the shares remaining after payment of the applicable taxes owed as a result of vesting of the restricted stock. The officer or director will not be required to accumulate any shares in excess of the number of shares owned once the value of shares owned reaches the Stock Ownership Level, regardless of subsequent changes in price of the shares. However, the officer or director may only sell shares, other than as required for the payment of taxes due as a result of a vesting, if, after the sale of shares, the officer or director will still be in compliance with the Stock Ownership Level under these guidelines as of the day the shares are sold based on current share price and compensation level.

In the event of personal hardship, the compensation committee of the board of directors has authority to approve deviations from these guidelines.

Director Compensation

Compensation for non-employee (“outside”) directors was adjusted effective December 10, 2008 to align more closely the Company with its peer group and is as follows for 2008 and 2009:

	2008	2009
Upon first appointment or election to the board	• 20,000 shares of restricted common stock • options to purchase 20,000 shares of common stock	• Unchanged

Annual compensation	• $40,000 • 45,000 shares of restricted common stock	• $50,000 • 80,000 shares of restricted common stock

	2008	2009
Attendance fees – board meeting	• $2,000	• Unchanged

Attendance fees – committee meetings	• $1,500	• Unchanged

Audit committee chairperson fee	• $10,000	• $15,000

Committee chairperson fee for committees other than audit	• $5,000	• $10,000

The restricted stock and options vest in equal annual increments over a term of three years.

Directors’ fees are paid on a quarterly basis. Our directors have the option of making an annual election to receive, in lieu of cash fees, shares of common stock equal in value to 125% of the cash payment that they would have otherwise received.

The following table provides compensation information for the year ended December 31, 2008 for each non-employee member of our board of directors. Mr. Transier does not receive additional compensation for services as a director and his compensation is discussed in Executive Compensation.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (2)		Option Awards ($) (2)		Total ($)
Thomas D. Clark, Jr.	$108,438	(1)	$74,738		$11,596		$200,397
John B. Connally III	102,500		72,579		26,751		201,830
Barry J. Galt	71,875	(1)	164,990	(3)	37,158	(3)	280,961
Charles J. Hue Williams	101,500	(1)	43,071		10,580		155,151
Nancy K. Quinn	119,625	(1)	105,864		26,751		264,935
Leiv L. Nergaard	11,900		371		—		17,371
John N. Seitz	68,000		15,979		—		83,979

(1)	For the year 2008, Ms. Quinn and Messrs. Clark and Galt elected to take shares in lieu of cash payments for all fees earned and Mr. Hue Williams elected to take shares in lieu of cash payments for $55,000 of fees earned. These shares of common stock are equal in value to 125% of the cash payments these directors would have otherwise received.

(2)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, Share Based Payment (“FAS 123R”). These amounts represent the fair market value on the date of grant, amortized over the vesting period. As we typically grant restricted stock and stock options with a vesting schedule of up to three years, the amounts include amortization of the fair market value for grants made over multiple years. See Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards.

(3)	The value of stock awards for Mr. Galt reflects the vesting of all awards upon his death.

The following table presents the grant date fair value of each award made to non-executive directors during 2008 and the aggregate number of share awards outstanding at December 31, 2008.

	Year Ended December 31, 2008		At December 31, 2008
Name	Aggregate Grant Date Fair Value for Restricted Stock Awards	Aggregate Grant Date Fair Value for Stock Option Awards	Aggregate Number of Stock Awards Outstanding	Aggregate Number of Stock Options Outstanding
Mr. Clark	$81,450	$—	64,999	40,000
Mr. Connally	81,450	—	64,999	100,000
Mr. Galt	81,450	—	—	100,000
Mr. Hue Williams	81,450	—	71,666	40,000
Ms. Quinn	81,450	—	64,999	100,000
Mr. Nergaard	11,000	—	20,000	20,000
Mr. Seitz	81,450	—	45,000	250,000

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the objectives of our executive compensation program, including the behaviors and results it is designed to encourage and reward; it discusses the elements of our executive compensation program and their purposes; and explains how we make compensation decisions, in general and in fiscal 2008.

Business Context

We are an oil and gas exploration and production company, engaged in the acquisition, exploration, and development of natural gas and oil properties in the North Sea and United States. We hold a large exploration portfolio and own interests in ten oil and gas fields in the United Kingdom and Norwegian sectors of the North Sea and initiated operations in the United States in 2008. We operate offices in Houston, London, Oslo and Aberdeen. The oil and gas exploration and production segment of the international energy industry is highly complex, requiring a broad spectrum of technical, management and commercial skills in order to succeed.

We were founded as a startup competitor in an established market to take advantage of an industry transition as major integrated companies restructured their portfolios away from more mature producing areas. Our strategy involved exploiting niche opportunities in the North Sea that were viewed as marginally economic by the large players already in that market. In addition to competing against a number of companies of significant size and scale that have been operating in the market for many years, we have seen an influx of newcomers to the market that seek to capitalize on the changing industry dynamics. With our growth over the last several years, we are also looking to further our business strategy in other countries as evidenced by our recent entrance into the United States.

In order to execute our business strategy, we must attract and retain highly qualified and technically proficient executives and key employees, competing for a limited talent base with both major and independent oil and gas companies worldwide. As a newer and smaller organization, we seek individuals who are more entrepreneurial in their business approach and are willing to accept the risk associated with an evolving business venture, but also have the capacity and experience to be involved in a much larger organization.

We operate in a very cyclical industry because of volatility in demand and prices for oil and gas. We rely on our executive team to develop, maintain and execute our strategy over the long-term in order to build significant stockholder wealth – through the up and down cycles of the industry. The skills, technical requirements, experience and personal qualities of the executives needed to successfully manage this type of business are currently in very high demand, given the strength of commodity prices and worldwide demand for energy. This high demand for energy and qualified executives presents a significant management challenge for all participants in the industry.

Our executive compensation programs have been designed and are administered to support our long-term strategic objectives, and to address the unique characteristics of the competitive market for talent in our industry. The compensation packages of our named executive officers recognize our need to hire and retain experienced, talented personnel to execute the business strategy for an exploration and production company operating in multiple countries. The strategic concepts that launched Endeavour and led to our growth over the last several years represent the combined vision, insight and worldwide energy industry knowledge of the highly experienced management team we have assembled. We continue to compete for executive talent with much larger, established companies and may pay premiums to attract and retain personnel, and compensate for the inherently riskier nature of a newer and smaller company. Our Compensation Committee annually reviews and approves compensation arrangements of all executive officers in conjunction with a review of the evaluation of their performance.

The Purpose of Our Executive Compensation Program

The purpose of our executive compensation program is to provide a meaningful reward system that motivates our executives to be good stewards over our stakeholders’ and stockholders’ interests. It is also intended to address the realities of the business environment in which we operate. Our goal is to provide a competitive total reward program that allows us to attract and retain qualified executive talent from among the pool of talent in this industry, and among other industries as appropriate.

Our executive compensation programs are intended to provide incentives for executives to:

•	Continue to grow the business in alignment with our stated long-term strategy;

•	Build significant stockholder wealth over the long-term;

•	Deliver annual performance that reflects the execution of our stated strategy based on annual goals;

•	Focus on delivering results as a leader in safety and environmental performance;

•	Remain with us over the long-term; and

•	Reflect the value we place on innovation and personal contribution.

Our Philosophy

Our compensation philosophy reflects the realities of the competitive market in which we operate and the characteristics of our entrepreneurial environment. The program for executive officers, which consists of base salary, performance-based annual bonus and long-term stock-based incentive awards, is designed to promote the strategic objectives that are critical to our long-term success while closely aligning the interests of our executives with the interests of our stockholders. The Compensation Committee’s philosophy in establishing executive compensation programs is:

•

Compensation programs should be designed to allow us to attract and retain very experienced and high caliber professionals and executives in the oil and gas industry. This is a challenge to all in the industry but we strongly believe that the attraction and retention of highly qualified executive talent is a key to the execution of our strategy. In our start-up phase, we designed our compensation program to attract the type of executive who had the talent and experience to successfully carry out our business model. For this reason, our pay practices reflect the compensation that executives with the wherewithal and background to lead our Company command in an industry that spans a wide range of competitors.

•

Compensation programs should relate to both individual and Company performance. We believe that executive compensation levels should be highly influenced by Company and individual performance. In administering compensation programs, we strive to understand the linkage between how well the Company has performed against expectations and incentive compensation. We also believe that incentive compensation should make up a significant part of an executive’s compensation package, and that the incentive portion should increase when performance warrants, and decrease when it does not. Our total compensation program for executives includes short and long-term incentives, which are both directly linked to Company performance.

•

Compensation programs should be competitive. We believe that our compensation programs should provide the opportunity for our CEO and other executive officers to earn performance-based compensation that is competitive with similarly situated executives of other public companies within the oil and gas industry in the US and European markets, particularly the UK. To help ensure that we understand the competitive environment, the Committee has retained Hewitt Associates as an independent resource to assist with this competitive analysis. While we believe that the definition of competitors should generally consider companies in our peer group of similarly situated oil and gas companies, we also recognize that it is difficult to limit the definition to that universe since the competition for talent often crosses many segments of the industry and several different countries.

•

Compensation programs should closely align the interests of executives with those of stockholders. For this reason, we have designed programs that base a significant portion of executive compensation on stock-based incentive awards. We believe that this strong focus on equity compensation best reflects our place in the business cycle and provides the best opportunity for attracting the right mix of executive talent.

•

Compensation programs should reflect our place in the business cycle and the accompanying risk profile of the business. We understand that a company in the startup, fast growth mode of the business cycle generally represents greater career risk to employees than employment at a mature energy company. For this reason, our incentive compensation programs provide for a higher percentage of at-risk compensation for our executives. Similarly, we generally de-emphasize executive benefits and perquisites compared to more mature companies in our industry.

Factors Influencing Compensation

Market Data

During 2008, the Compensation Committee retained Hewitt Associates as an independent consultant to assist it with a market analysis and provide it with general consulting services. Hewitt provided the Compensation Committee with market data to assist with its determination of compensation. However, the market data was only used as a benchmark for reference, and the Committee did not target a specific percentile within the market data. The market data reflected compensation provided at other similarly-sized companies within the exploration and production industry. The following companies were included:

US-based Companies:

ATP Oil & Gas Corporation

Carrizo Oil & Gas, Inc.

Denbury Resources Inc.

Forest Oil Corporation

Harvest Natural Resources, Inc.

Newfield Exploration Company

Stone Energy Corporation

Swift Energy Company

UK-based companies:

Cairn Energy

Dana Petroleum

JKX Oil and Gas

Premier Oil

SOCO International

Tullow Oil

Venture Production

Company Performance - 2008

The Compensation Committee believes an assessment of Company performance is a key element in determining compensation for the executive officers. After discussions with the CEO, the Compensation Committee evaluated the Company performance independently. The Compensation Committee conducted a detailed analysis of company performance in a number of areas including:

•

Success of the development program. The Company’s two major development projects continued to progress with field development plans submitted for review and approval by the UK regulatory authorities. With the success of the appraisal drilling at Rochelle, the Company now has a third major development project in process.

•	Success of the exploration program. The Company recorded an uncommon 100 percent success rate for the seven exploratory and appraisal wells drilled during the year.

•	Optimizing existing production. The Company successfully managed production during 2008, meeting our goals and guidance established at the beginning of the year.

•

Improving the company’s portfolio through business development. The Company worked to improve its risk profile through reducing its interests in higher risk exploration. The Company also added to its portfolio in the UK and Norway and moved into a new area of operations with its position in the United States; however, the Company was unable to close a significant acquisition in 2008.

•

Managing both operational and G&A expenses. The Company controlled general and administrative expenses, keeping 2008 costs in line with 2007. The company was also able to successfully manage its contracted rig commitments.

•

Ensuring access to capital. The Company completed the refinancing of high interest rate debt with restrictive covenants, repaid $32 million in debt during 2008 and secured a commitment for an additional $60 million to be utilized in subsequent acquisitions or transactions. These events continue to streamline the Company’s capital structure thereby providing more stability and flexibility during times of volatility and tight capital markets.

Overall, the Compensation Committee evaluated 2008 as strong, but not quite meeting its expectations in a few areas. Consequently, bonus funding was slightly below target but higher than 2007 bonuses. 2008 stock-based incentive awards were granted in early 2008 and therefore, the grant date values did not reflect 2008 performance, but the ultimate value realized from these grants will be tied to performance.

Individual Performance

The Compensation Committee believes that individual performance should be a key factor in determining compensation. The Compensation Committee evaluated individual performance independent of Company performance for 2008.

The Compensation Committee does not use a formulaic approach to apply these factors, but takes the Company performance into consideration along with individual performance, market data, competition for qualified talent, compensation history and internal equity, and applies its discretion in determining compensation levels.

Elements of Executive Compensation

The following describes the primary elements of our executive compensation program and the influence of our philosophy on those elements.

Base Salary

All of our employees are paid a base salary which represents a fixed sum of compensation due the individual in return for their service to us. In establishing base salaries for the executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience, personal compensation history, the base salaries typically paid for similar positions within the oil and gas industry and the geographic location of our offices.

Our Compensation Committee reviews the base salary of the chief executive officer and all other executive officers periodically to ensure that a competitive position is maintained. Changes made to executive salaries usually occur annually, but may be more or less frequent based on the situation. Generally, our CEO recommends to the Compensation Committee changes to salaries for his direct reports while the Committee independently considers and approves changes to our CEO’s salary. The Compensation Committee independently reviews the market data provided by Hewitt, considers the CEO’s recommendations and then makes its own independent determinations for our executives. There has been no change in the CEO’s base salary since he was elected to the role in September 2006.

Based on the Compensation Committee’s review of the above discussed factors and independent judgments, there were no changes made to the salaries of our named executive officers in 2008 except for Mr. Stover and Mr. Thompson. Mr. Stover was provided an increase of $15,000 (3.8%) in January 2008 to reflect his leadership role in the integration of the Talisman acquisition. Mr. Thompson was provided an increase of $10,000 (4.5%) to his base salary effective January 2008 due to his strong individual performance.

Annual Bonus for 2008 Performance

Annual bonuses are used to focus our management on achieving key corporate objectives, positioning us for long-term growth, motivating certain desired individual behaviors and rewarding substantial achievement of our objectives and individual goals. Executive positions have an annual bonus target range that reflects their level of responsibility in the organization and industry practices. For 2008, the individual annual bonus target for executive vice presidents and our senior vice president was increased from 50 percent to 60 percent of base salary based on a review of market data and unchanged at 100 percent of base salary for our chief executive officer. The Compensation Committee has set these levels to provide linkage between performance and compensation. In this way compensation can be adjusted from year to year reflective of both Company and individual performance. The Compensation Committee has set the bonus target for the CEO higher than that of the other executive officers because the CEO should have a greater portion of compensation tied to the success of the Company. The Compensation Committee considers individual performance as well as corporate financial performance in determining the amount of an executive’s annual bonus. Our approach in administering the annual incentive program is non-formulaic and does not include specific objective measures. We believe this provides needed flexibility to address the unique aspects of our Company as a start-up entity in an early growth cycle as an organization and motivate the executives to respond to the changing market and maximize long-term performance.

In 2008, bonus amounts were recommended to the Compensation Committee by our CEO for the senior and executive vice presidents based upon his overall assessment of the Company’s 2008 performance and individual performance. The CEO recommended and the Committee approved bonuses at approximately 75 percent of target (increased from 25% of target in 2007) for the other executive officers based on a solid year that only fell short of expectations in a few areas. The Compensation Committee considered the recommendations along with the market data provided by Hewitt, and then exercised independent judgment to set the bonuses. The approved bonuses recognized a significant improvement in company performance from 2007 that the Committee felt justified paying higher relative bonuses for 2008, but still short of 100 percent of target levels.

Officer	Percent of Target Earned	Comments
William L. Transier	75%	Assessed based on the overall performance of the company

J. Michael Kirksey	86%	Key role in refinancing higher interest rate debt and improving the company’s capital structure

Bruce H. Stover	72%	Key role in identifying potential business development opportunities and transition of operational leadership

John G. Williams	100%	Significantly improved the Company’s exploration program with 100% success for the seven wells drilled during the year

Robert L. Thompson	78%	Continued outstanding individual performance leading the Company’s accounting and cash management areas

These bonuses for 2008 performance were paid in 2009.

Stock-Based Incentive Compensation — 2008 Grants

We generally use a combination of restricted stock, stock options and other stock-based compensation to reward long-term performance, encourage the achievement of superior results over time and align executive and stockholder interests and retain executive management. In late 2007, the Compensation Committee approved a new design for the long-term incentive program which has a much higher percentage of performance-based awards than was used in the past by the Company. The Compensation Committee approved the structure and amount of the awards after reviewing a proposal from management, considering market data prepared by Hewitt, considering individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. In February 2008 the Compensation Committee granted the executives long-term incentive awards structured as set forth in the following table:

Type of Award	Vesting Period	Percentage of Total Award Value
Restricted Stock	Time based, one-third per year	45%

Stock Options with Premium Performance Grant	Time based, one-third per year. If the share price meets or exceeds $2.35 for 20 consecutive days within three years, an additional grant is made equal to the number of options originally awarded with the exercise price set based on the closing price on the date of the additional grant.	20%

Cash Performance Target Award	Cash award made if stock trades at $2.35 for 20 consecutive days within three years of original grant.	35%

The structure of our long-term incentive awards reflects the Compensation Committee’s view that the purpose of the executive’s equity compensation should strengthen alignment with stockholders, provide incentives tied to our performance and serve as a retention vehicle. The Compensation Committee determined that the proper recognition of executive performance in light of the current stock prices should be heavily weighted on long-term incentives which serve to reward executives while aligning their interests with the stockholders.

To determine the size to grant, the Compensation Committee considers corporate financial and stock price performance but does not employ a specific formula. In addition, the Compensation Committee considers individual performance and the value of previous stock grants when determining the grant sizes for executive officers. The Compensation Committee considers recommendations from our CEO when making decisions regarding the granting of equity compensation to executive officers. Such guidance is based on his assessment of annual contributions and overall value to us and the achievement of our objectives. As with the CEO’s recommendations on base salary and bonus, the Committee considers his recommendations and then exercises independent judgment to make the final determinations of the individual awards to the Named Executive Officers.

In early 2008, the Company based its decisions on company and individual performance in 2007. In combination with low cash bonuses for 2007, the Committee generally desired to increase the tie to long-term performance with strong stock-based incentive awards. The grants to each individual were as follows:

Officer	Restricted Shares	Stock Options	Cash Performance Award	Comments
William L. Transier	510,000	495,000	$476,000	In combination with zero bonus for 2007, the Committee desired to provide a significant performance tie to longer-term performance

J. Michael Kirksey	56,000	55,000	$52,500	Reduced award due to recently receiving sign-on award for late 2007 hire

Bruce H. Stover	225,000	218,000	$210,000	Generally reflective of his position in the market

John G. Williams	56,000	55,000	$52,500	Reduced award due to recently receiving sign-on award for late 2007 hire

Robert L. Thompson	28,000	27,000	$26,300	Generally reflective of his position in the market

To illustrate the alignment of our program with shareholders, the following table compares the grant date target value for awards made during 2008 as disclosed in the tables included in this proxy with the current intrinsic value of these awards as of December 31, 2008. Because of significant focus on performance-based compensation and alignment with shareholders, the current intrinsic value is 82% less than the grant date value disclosed.

Officer	Grant Date Target Value	Intrinsic Value at December 31, 2008
William L. Transier	$1,415,764	$255,000
J. Michael Kirksey	156,538	28,000
Bruce H. Stover	624,396	112,500
John G. Williams	103,538	28,000
Robert L. Thompson	77,800	14,000

Intrinsic value reflects the realizable value of the awards as if they had vested on December 31, 2008.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. Generally, we grant equity compensation annually at the beginning of the year and upon initial employment with us. At its December meeting, the Compensation Committee approves equity compensation grants to be issued generally on the first business day of the next year. Grants for newly hired employees, or promoted employees, are approved by the Compensation Committee for executive officers and by the CEO for all other employees. Stock option exercise prices are set at the closing price on the date of grant or higher. The Compensation Committee encourages executives to maintain ownership of our stock and/or to hold unexercised options after vesting. See “Stock Ownership Guidelines” for specific ownership guidelines for our named executive officers, directors and other employees.

Stock-Based Incentive Awards Program – 2009

In late 2008, the Compensation Committee altered the design for the long-term incentive program. The Compensation Committee sought to simplify the program and mange shareholder dilution while maintaining the focus on stock price performance. In January 2009 the Compensation Committee granted the executives long-term incentive awards structured as set forth in the following table:

Type of Award	Vesting Period	Percentage of Total Award Value
Restricted Stock	Time based, one-third per year	32.5%

Stock Options	Time based, one-third per year with the exercise price set based on the closing price on the date of grant.	12.5%

Cash Performance Target Award	Cash award made based on one month average closing stock price at end of 3 year period	55%

The 2009 program continues a balanced approach to long-term incentives which aligns executives with stockholders, provides incentives tied to performance, and serves as a retention vehicle.

Perquisites and Personal Benefits

We provide our executive officers the same employee benefits that we provide to all full-time employees, such as health, disability and life insurance. In addition, Mssrs. Stover, who transferred to our London office in 2006, and Williams received Company-provided housing and a foreign-service premium to offset the higher costs for goods and services in London. In September 2006, as described in “International Assignment Policy,” we adopted a formal policy under which these benefits are available to all transferred employees on the same basis.

The Company provides a 401(k) savings plan for all employees. Our executive officers participate on the same level as all employees, with Company matching of contributions up to $9,200 for 2008, which was four percent of compensation up to the maximum annual compensation limit of $225,000 in accordance with Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”).

International Assignment Policy

We recognize that execution of our business strategy may require certain U.S. employees to spend extended time in our London, Oslo and Aberdeen offices. For employees, including executives, assigned to job duties outside their country of permanent residence, we have an international assignment policy designed to achieve:

•	fair and equitable treatment between employees on international assignments and their home-country counterparts;

•	compliance with applicable legal statutes in countries of operation; and

•	cost effective, common and consistent policies and procedures.

Under this policy, we pay reasonable travel and moving costs associated with moving to, or returning from, the host country and housing costs in the host country. Upon acceptance of the international assignment, the employee will generally be eligible for a foreign-service premium. This premium is a based on a cost-of-living index that is prepared by an independent firm that provides this data to the industry. The foreign-service premium recognizes the higher costs of goods and services in the host country. The employee and Company jointly contribute to the costs of taxes in the host country in a manner designed to ensure that the total tax burden of international assignment generally approximates the tax burden the employees would have paid with respect to their incomes from the Company had they remained in their home countries.

As outlined in our international assignment policy, Messrs. Stover and Williams were eligible for Company-provided housing, a foreign-service premium to offset the higher costs for goods and services in London and tax equalization payments. These costs are considered taxable compensation.

Extensive Travel Policy

Given the international nature of our business, certain U.S. employees may be required to spend extended time in our foreign offices assigned to those offices. For these employees, we have and extensive travel policy that provides an excess travel payment and a per diem amount as follows:

•

Excess Travel Payment - 1% of base pay for each 10 day period the extensive traveler is away from their permanent residence and is taxable compensation. This payment is in addition to the normal performance bonus the company may from time to time have in effect.

•	Per Diem Payment – per diem reimbursement, as outlined by the IRS, for their travel days, and is not considered taxable income.

Severance Benefits

With the exception of our chief executive officer’s employment agreement, the only severance benefits available to our executive officers have historically been provided under the terms of our stock grant agreements. The stock grant agreements provide for accelerated vesting of equity awards upon the occurrence of a change in control. In February 2008, the Committee approved change in control termination benefits agreements for each of our NEOs that were similar to the agreement we had with our chief executive officer. These agreements provide for severance compensation to be paid if employment is terminated under certain conditions, such as at the executive’s election for “good reason” following a change in control or a termination by us other than for “misconduct” or “disability”, each as defined in the agreements. These provisions are generally based on market practices as provided to us by Hewitt and assist us in recruiting and retaining the members of the executive team. Please read “Executive Compensation — Employment, Change in Control and Severance Agreements” for a description of the material terms of the employment agreements and the change in control provisions of the stock grant agreements.

Oversight of the Executive Compensation Programs and Compensation Committee Membership

Our executive compensation program is administered by the Compensation Committee of our board of directors. The Committee members include Mr. Thomas D. Clark, Jr., Ms. Nancy K. Quinn and Mr. John B. Connally III, who serves as the committee chair.

The Committee’s responsibilities include:

•	Evaluating and approving the Company’s overall compensation strategy;

•	Annually reviewing the performance of and setting the compensation (i.e., salary, incentive awards, and all other elements) for the Company’s CEO;

•	Annually reviewing the performance of and setting the compensation for the other executive officers after considering the CEO’s recommendations; and

•	Reviewing and approving annual incentive payouts and long-term incentive awards under our plans.

A more complete description of the Committee’s responsibilities and functions is set forth in the Committee’s charter, which can be found on our website at http://www.endeavourcorp.com.

Consistent with the listing requirements of the NYSE Alternext, the Committee is composed entirely of independent, non-employee members of the board of directors. Each year, the Committee reviews any and all relationships that each director may have with us and the board of directors reviews the Committee’s findings.

Accounting and Tax Implications

Section 162(m) of the Code limits the deductibility of certain items of compensation paid to our named executives to $1,000,000 annually. When stock awards vest or are otherwise includible in the taxable compensation of the affected executives, we may not be able to recognize current or future tax benefits that would be available to us related to such awards. Currently, this is not an issue for us because we have no taxable income in the United States.

We expense stock awards under the fair value method rather than the intrinsic value method. This will result in higher expenses for our stock option awards. When considering the design of compensation programs, the Committee considers the potential accounting implications of the design and seeks to ensure the design does not have a significant adverse affect on our income statement.

Executive Compensation

Summary Compensation Table

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended December 31, 2008 for our CEO, our Chief Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”). All of the Named Executive Officers were employed in their positions with us at December 31, 2008.

Salary
Name and Principal Position	Year	Cash Salary ($)	Stock Salary in Lieu of Cash ($)	Total Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
			(3)		(4)	(5)	(5)	(6)
William L. Transier Chief Executive Officer, President and Director	2008 2007 2006	800,000 800,000 344,583	— — 250,000	800,000 800,000 594,583	600,000 — 675,000	709,716 835,222 968,002	141,802 273,722 398,828	297,716 53,162 —	2,549,234 1,962,106 2,636,413
J. Michael Kirksey (1) Executive Vice President and Chief Financial Officer	2008 2007 2006	350,000 91,538 —	— — —	350,000 91,538 —	180,000 37,500 —	160,398 35,946 —	37,711 7,374 —	51,200 — —	779,309 172,358 —
Bruce H. Stover Executive Vice President, Business Development and New Ventures	2008 2007 2006	415,000 400,000 204,167	— — 175,000	415,000 400,000 379,167	180,000 80,000 250,000	293,101 335,727 910,566	60,301 109,901 310,415	717,166 568,096 111,229	1,665,568 1,493,724 1,961,377
John G. Williams (2) Executive Vice President, Exploration	2008	400,000	—	400,000	240,000	176,366	40,871	582,709	1,439,946
Robert L. Thompson Senior Vice President, Chief Accounting Officer and Planning	2008 2007 2006	230,000 190,833 100,000	— 20,000 100,000	230,000 210,833 200,000	90,000 55,000 110,000	90,656 107,859 181,342	13,368 52,714 102,828	7,283 9,000 —	431,307 435,406 594,170

(1)	Mr. Kirksey joined the Company in September 2007, as Executive Vice President and Chief Financial Officer.

(2)	Mr. Williams joined the Company in October 2007 as Executive Vice President, Exploration.

(3)	The Company allows employees to elect to receive a portion of base salary in the form of restricted stock, vesting one year from the grant date. Pursuant to such elections, the following Named Executive Officers received restricted stock as follows:

Name	Year	Number of Shares	Dollar Value of Stock Salary in Lieu of Cash	% of Base Salary
Mr. Transier	2006	71,225	250,000	50%
Mr. Stover	2006	49,858	175,000	50%
Mr. Thompson	2006 2007	28,490 8,696	100,000 20,000	50 10	% %

(4)	The amounts represent annual bonus amounts earned during the year and paid at the beginning of the subsequent year.

(5)	For a discussion of restricted stock and stock option awards granted in 2008, see “Compensation Discussion and Analysis – Stock-Based Incentive Compensation.” The amounts reflect the dollar amount recognized for financial statement reporting purposes for the years presented, calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R (“FAS 123R”). These amounts represent the fair market value on the date of grant, amortized over the vesting period. As we typically grant restricted stock and stock options with a vesting schedule of up to three years, the amounts include amortization of the fair market value for grants made over multiple years. See Note 13 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There is no assurance that the FAS 123R amounts reflected in this table will ever be realized by the Named Executive Officers.

(6)	This column includes personal benefits and other items shown in the table below. In valuing personal benefits, we use the incremental cost to the Company of the benefit.

	Year	Cost Of Living Adjustment	Foreign Tax and Tax Equalization Payments	Extensive Travel Payments	Housing Lease Costs	Company 401(k) Matching Contributions	Other	Total
Mr. Transier	2008 2007	— —	— —	288,516 44,162	— —	9,200 9,000	— —	297,716 53,162
Mr. Kirksey	2008	—	—	42,000	—	9,200	—	51,200
Mr. Stover	2008 2007 2006	110,488 96,065 35,000	310,076 208,662 —	— — —	287,402 262,503 76,229	9,200 — —	— 866 —	717,166 568,096 111,229
Mr. Williams	2008	104,728	210,899	—	257,882	9,200	—	582,709
Mr. Thompson	2008 2007	— —	— —	— —	— —	7,283 9,000	— —	7,283 9,000

As discussed in “Employment, Change-in-Control and Severance Agreements,” Mr. Transier’s compensation is subject to an employment agreement. Our other executive officers were not covered by employment agreements at December 31, 2008.

2008 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to restricted stock awards and stock option awards granted during the year ended December 31, 2008 to each of our Named Executive Officers. All awards become fully vested upon a “corporate change” or “change in control” as discussed in “Employment, Change in Control and Severance Agreements.”

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	(1)	(1)	(2)	(3)	(4)	(4)
Mr. Transier	01/02/2008	12/11/2007	476,000	495,000	510,000	495,000	$1.32	939,764
Mr. Kirksey	01/02/2008	12/11/2007	52,500	55,000	56,000	55,000	$1.32	103,538
Mr. Stover	01/02/2008	12/11/2007	210,000	218,000	225,000	218,000	$1.32	414,396
Mr. Williams	01/02/2008	12/11/2007	52,500	55,000	56,000	55,000	$1.32	103,538
Mr. Thompson	01/02/2008	12/11/2007	26,300	27,000	28,000	27,000	$1.32	51,500

(1)	Under our compensation policy, the Compensation Committee approves annual grants of stock awards at its regularly scheduled meeting in December for awards to be issued at the beginning of the following year. The exercise price of any options granted is set at the closing price on the grant date.

(2)	Represents a cash award to be made if our stock price meets or exceeds $2.35 for 20 consecutive days within three years of the grant date.

(3)	If our stock price meets or exceeds $2.35 for 20 consecutive days within three years of the original grant date, an additional grant is made equal to the number of options originally awarded with the exercise price set based on the closing price on the date of the additional grant. The additional grant will vest in equal annual installments over a three-year period from the date the stock price condition is met.

(4)	The awards vest in equal annual installments over a three-year period.

2008 Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the Named Executive Officers at December 31, 2008.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Mr. Transier	—	495,000	(1)	1.32	01/02/2018	926,666	(5)	463,333
	250,000	—		2.00	02/25/2009
	250,000	—		4.20	01/02/2010
	—	125,000	(2)	3.51	01/02/2011
Mr. Kirksey	—	55,000	(1)	1.32	01/02/2018	322,666	(6)	161,333
	133,334	266,666	(3)	2.00	09/26/2012
Mr. Stover	—	218,000	(1)	1.32	01/02/2018	391,666	(7)	195,833
	400,000	—		2.00	02/25/2009
	100,000	—		4.20	01/02/2010
	—	50,000	(2)	3.51	01/02/2011
Mr. Williams	—	55,000	(1)	1.32	01/02/2018	322,666	(8)	161,333
	66,667	133,333	(4)	1.14	10/01/2012
Mr. Thompson	—	27,000	(1)	1.32	01/02/2018	101,333	(9)	50,667
	100,000	—		2.00	02/25/2009
	50,000	—		4.20	01/02/2010
	—	20,000	(2)	3.51	01/02/2011

(1)	These options vest and become exercisable in three equal annual installments beginning on January 1, 2009.

(2)	These options vested and became exercisable on January 1, 2009.

(3)	These options vest in and become exercisable in equal installments on September 26, 2009 and 2010.

(4)	These options vest in and become exercisable in equal installments on October 1, 2009 and 2010.

(5)	333,333 of these restricted stock awards vested on January 1, 2009. 83,333 of these restricted stock awards vest on January 1, 2010. 510,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2009.

(6)	266,666 of these restricted stock awards vest in two equal installments on September 26, 2009 and 2010. 56,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2009

(7)	133,333 of these restricted stock awards vested on January 1, 2009. 33,333 of these restricted stock awards vest on January 1, 2010. 225,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2009.

(8)	266,666 of these restricted stock awards vest in two equal installments on October 1, 2009 and 2010. 56,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2009.

(9)	50,000 of these restricted stock awards vest on January 1, 2009. 10,000 of these restricted stock awards vest on January 1, 2010. 13,333 of these restricted stock awards vest in two equal annual installments beginning on June 15, 2009. 28,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2009.

2008 Option Exercises and Stock Vested Table

The following table includes certain information with respect to options exercised and stock award vesting by the Named Executive Officers during the year ended December 31, 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Transier	—	—	166,667	$220,000
Mr. Kirksey	—	—	133,334	$192,001
Mr. Stover	—	—	66,667	$88,000
Mr. Williams	—	—	133,334	$172,001
Mr. Thompson	—	—	33,696	$50,612

2008 Potential Payments upon Termination or Change in Control Table

The following table includes certain information with respect to potential payments upon termination or change in control to the Named Executive Officers, assuming that the termination or change in control occurred on December 31, 2008.

Name	Benefit	Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control
Mr. Transier
	Severance (1)	3,300,000	—	—	—	3,300,000
	Stock options (unvested and accelerated) (2)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	463,333	—	463,333	463,333	463,333
	Health and welfare benefits continuation (1)	14,160	—	—	—	14,160

Name	Benefit	Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control
Mr. Kirksey
	Severance (4)	—	—	—	—	917,500
	Stock options (unvested and accelerated) (2)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	161,333	—	161,333	161,333	161,333
	Health and welfare benefits continuation (4)	—	—	—	—	19,020
Mr. Stover
	Severance (4)	—	—	—	—	1,093,333
	Stock options (unvested and accelerated) (2)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	195,833	—	195,833	195,833	195,833
	Health and welfare benefits continuation (4)	—	—	—	—	219
Mr. Williams
	Severance (4)	—	—	—	—	1,280,000
	Stock options (unvested and accelerated) (2)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	161,333	—	161,333	161,333	161,333
	Health and welfare benefits continuation (4)	—	—	—	—	22,067
Mr. Thompson
	Stock options (unvested and accelerated) (2)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	50,667	—	50,667	50,667	50,667

(1)	Pursuant to Mr. Transier’s employment agreement, Mr. Transier would receive (i) a payment of three times the sum of his annual salary and his average bonus for the last two years and (ii) the standard health and welfare benefits available to our employees for three years following a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2008.

(2)	Calculated as the in-the-money value of unvested stock options as of December 31, 2008.

(3)	Calculated as the value of unvested restricted stock awards as of December 31, 2008.

(4)	Pursuant to change in control termination benefits agreements, each executive vice president would receive (i) a payment of two times the sum of his annual salary and his average bonus for the last three years and (ii) the standard health and welfare benefits available to our employees for 18 months following a change in control. Such benefits are payable only upon termination, as defined, upon a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2008.

Employment, Change in Control and Severance Agreements

Chief Executive Officer

At the beginning of 2006, Messrs. Transier and Seitz served as our co-chief executives and had entered into identical three-year employment agreements with us upon commencement of their employment in February 2004. Under the employment agreements, each was entitled to an annual salary of $500,000, payable in cash or stock at the executive’s election. Each individual chose to take 50% of their annual salary in stock for 2006. In September 2006, Mr. Seitz resigned as co-chief executive officer and Mr. Transier became chief executive officer and chairman of the board. At that time, the employment agreement for Mr. Transier was amended to reflect an annual salary of $800,000, payable in cash or stock at his election. The adjusted salary reflected Mr. Transier’s increased job responsibilities as chairman and chief executive officer, as well as compensation for the personal adjustments required as part of the need to spend more time in our London offices. The employment agreement for Mr. Seitz was terminated. Under the employment agreement, Mr. Transier is also eligible for annual bonus consideration of up to 200% of base pay, all or any portion of which may be awarded in the sole discretion of our board of directors on advice of its Compensation Committee. The Compensation Committee amended Mr. Transier’s employment agreement during 2008 to extend the term through May 31, 2011 and include minor technical corrections to comply with current U.S. tax regulations.

Mr. Transier’s employment agreement also requires the payment on termination of employment during the contract term (i) at our election other than as a result of the executive’s misconduct or disability or (ii) at the executive’s election following a “corporate change” or a breach of the employment agreement by us, of three times the executive’s most recent annual salary and deemed bonus (the average bonus paid during the most recent two years). In addition, all unvested employee restricted common stock and options would vest upon any such termination.

If the chief executive officer was to receive an excess parachute payment as defined in Section 280G of the Code, which would be subject to excise tax, we are required under the agreement to reimburse all such tax payable by him plus any additional excise and income taxes related to the reimbursement.

For purposes of Mr. Transier’s agreement, a “corporate change” includes: (i) the acquisition by any person, other than the Company or its affiliates, of 30% or more of our combined voting power resulting in a change of a majority of the members of the board; (ii) the replacement of a majority of the directors under certain circumstances during a two-year period; and (iii) the consummation of certain mergers or approval of a plan for the sale or disposition of substantially all of our assets.

Other Executive Officers

Each of our executive vice presidents holds stock options and restricted stock grants as to which conditions to full vesting (and, therefore, lapse of forfeiture restrictions) have not occurred. If a “Change in Control” occurs, all vesting requirements will be accelerated such that options held by executive officers to purchase approximately 0.7 million shares will become exercisable in full and all restrictions on approximately 1.0 million restricted shares will lapse in full.

Under the terms of the options, a “Change in Control” is defined to include (i) a merger, reorganization or consolidation in which we are acquired by another person or entity (other than a holding company formed by the Company); (ii) the dissolution or liquidation of the Company; (iii) any transaction where any person or entity acquires ownership or control of 30% or more of the outstanding shares and as a result the persons who were directors of the Company before the transaction cease to constitute a majority of the board; (iv) a sale or transfer of substantially all of our assets in a transaction that requires stockholder approval; (v) during a period of two consecutive years, individuals who were directors at the beginning of the period, or whose election or nomination were approved by a vote of a majority of directors then still in office, cease for any reason to constitute a majority of the board; or (vi) any other event that a majority of the board shall determine constitutes a Change in Control.

On February 13, 2008, the Compensation Committee of the board of directors approved a change in control termination benefits agreement for each of our executive vice presidents. Pursuant to these agreements, if the executive’s employment is terminated within 24 months following a change in control by us without cause or by the executive for good reason, the executive shall be entitled to receive the following payments:

•	An amount equal to two times his annual base salary;

•	An amount equal to two times the executive’s average bonus for the prior three years in which the date of termination occurs;

•	A pro rata portion of his annual target bonus for the year in which such termination occurs; and

•	Continuation of health benefits for a period of 18 months following the date of termination, with Endeavour continuing to pay the same portion of the premiums as it does for current employees.

The agreement provides for an excise tax gross-up for any excess parachute payments under Section 280G of the Code.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2008, information with respect to securities authorized for issuance under equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,956,700	2.55	7,669,914
Equity compensation plans not approved by security holders	850,000	1.43	—

Total	4,806,700	2.35	7,669,914

The options issued outside of equity compensation plans approved by security holders were issued to officers upon commencement of employment with a term of five years from the date of grant and vest equally over three years.

Compensation Committee Report on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on the reviews and discussions, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Company’s 2009 Annual Meeting Proxy Statement.

John B. Connally III, Chairman
Nancy K. Quinn
Thomas D. Clark, Jr.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board or compensation committee of any other entity that has or has had an executive officer who served as a member of our board of directors or Compensation Committee during 2009.

Certain Relationships and Related Transactions

During 2008, there were no transactions in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our officers and directors, had or will have a direct or indirect material interest, and no such transactions are currently proposed.

Our Code of Business Conduct, which applies to all employees, including our executive officers and our directors, provides that business is to be conducted with the highest degree of honesty and ethical behavior. Executive officers and directors are required to report any potential conflict of interest and are encouraged to discuss any potential issue with the chief executive officer or the general counsel. In addition, the annual director and officer questionnaire requires all related party transactions to be reported to us. Our Governance and Nominating Committee reviews the material facts of all reported matters, by taking into account, among other factors it deems appropriate, whether a transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction to determine whether an actual conflict of interest exists. No director may participate in any discussion or approval of a matter for which he or she is a related party. If a matter will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. Any matter that is determined to be a conflict of interest for which a waiver is provided will be posted on our website pursuant to the Code of Business Conduct.

Performance Graph

Performance Graph

The following performance graph and related information shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

1.	$100 was invested in each of our common stock, the S&P 500 Index and the Peer Group (as defined below) at the closing price on January 01, 2004.

2.	The Peer Group investment is weighted based on the market capitalization of each individual company within the applicable peer group at the beginning of the period and each year.

3.	Dividends are reinvested on the ex-dividend dates.

The peer group (“Peer Group”) is comprised of the following oil and gas producers: ATP Oil & Gas Corporation; Carrizo Oil & Gas, Inc.; Dana Petroleum plc; Premier Oil plc; Sterling Resources Ltd.; Stone Energy Corporation; Swift Energy Company; Tullow Oil plc; and Venture Production plc.

On June 15, 2004, our common stock began trading on the NYSE Alternext Exchange (formerly the American Stock Exchange) under the symbol END. Prior to that date, our common stock was traded on the NASDAQ Over-The-Counter Bulletin Board Trading System.

	01/01/04	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Endeavour International Corporation	$100.00	$192.20	$151.38	$105.05	$61.47	$61.47
S&P 500 Index	$100.00	$89.08	$97.09	$100.00	$113.62	$117.63
Peer Group	$100.00	$167.16	$307.06	$445.53	$629.82	$424.57

There can be no assurance that our stock performance will continue into the future with the same or similar trends depicted in the performance graph. We will not make or endorse any predictions as to future stock performance.

Report of the Audit Committee

The Audit Committee is governed by a charter adopted by the board of directors and is comprised of four independent outside directors. The board of directors has determined that Ms. Quinn is an Audit Committee financial expert, based on the definition and additional expertise factors outlined by the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that we follow. The independent auditors are responsible for auditing our financial statements annually, for reviewing our unaudited interim financial statements and for reporting on certain matters to the Audit Committee. The Audit Committee’s primary responsibility is to monitor and oversee these processes and the independence and performance of our independent auditors. The Audit Committee’s specific responsibilities are set forth in the audit committee charter.

The Audit Committee has reviewed and discussed with management the audited financial statements contained in our Form 10-K for the year ended December 31, 2008 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. It has also met with KPMG, our independent auditors, with and without management present, to discuss the results of their audit and their evaluation of our internal controls.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants (Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG such independent auditors’ independence. The Audit Committee has also considered whether the provisions of non-audit services to the Company by KPMG are compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Form 10-K for the year ended December 31, 2008 to be filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Nancy K. Quinn, Chairman
John B. Connally III
Charles J. Hue Williams
Leiv L. Nergaard

Security Ownership of Certain Beneficial Owners and Management

Common Stock and Series C Preferred Stock

The following table shows the amount of common stock and Series C Preferred Stock beneficially owned (as defined by the SEC’s rules and regulations) by (a) persons whom we know to be the beneficial owners of more than 5% of our outstanding common stock based solely on our review of the Schedule 13G Statements of Beneficial Ownership filed by such persons with the SEC on the dates indicated, (b) persons whom we know to be the beneficial owners of more than 5% of our Series C Preferred Stock, (c) our directors, (d) each Named Executive Officer and (e) our directors and executive officers as a group. The beneficial holders listed below do not possess any additional voting rights with respect to the shares of our common stock that they own. The holders of the Series C Preferred Stock are entitled to less than 1200 votes per share on the proposals at the Annual Meeting. The number of shares shown includes shares that are individually owned or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

Except as otherwise indicated, all information is as of March 31, 2009:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock Beneficially Owned (1)	Series C Preferred Stock Beneficially Owned	Percentage of Series C Preferred Stock Beneficially Owned
Steelhead Partners, LLC 1301 First Avenue Suite 201 Seattle, Washington 98101	12,054,000	(2)	9.3%	—	—
The Mitchell Group, Inc. 1100 Louisiana Street, Suite 4810 Houston, Texas 77002	7,116,430	(3)	5.5%	—	—
John N. Seitz	6,702,081	(4)	5.2%	—	—
William L. Transier	5,379,862	(5)	4.1%	—	—
Smedvig QIF Plc 39/40 Upper Mount Street Ublin 2, L2 0000	5,317,502	(6)	4.1%
Bruce H. Stover	1,608,612	(7)	1.2%	—	—

Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock Beneficially Owned (1)	Series C Preferred Stock Beneficially Owned	Percentage of Series C Preferred Stock Beneficially Owned
J. Michael Kirksey	975,666	(8)	*
Nancy K. Quinn	819,768	(9)	*	—	—
John G. Williams	698,928	(10)	*
John B. Connally III	559,681	(11)	*	—	—
Thomas D. Clark, Jr.	439,842	(12)	*	—	—
Carl D. Grenz	350,000	(13)	*
Robert L. Thompson	373,487	(14)	*	—	—
Charles J. Hue Williams	260,790	(15)	*	—	—
Leiv L. Nergaard	100,000	(16)	*	—	—
Goldman Sachs Asset Management, L.P. One New York Plaza, 47th Floor New York, NY 10004	13,536,762	(17)	9.5%	30,000	24.0%
HBK Investments L.P. 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201	8,000,000	(18)	5.8%	27,500	22.0%
Eton Park Capital Management, L.P. 825 Third Avenue, 9th Floor New York, New York 10011	11,000,000	(19)	7.8%	27,500	22.0%
TPG-Axon GP, LLC 888 Seventh Avenue – 38th Floor New York, NY 10019	7,000,000	(20)	5.1%	17,500	14.0%
Kings Road Investments Ltd. 399 Park Avenue, 22nd Floor, New York, New York 10022	5,000,000	(21)	3.7%	12,500	10.0%
Magnetar Master Fund, Ltd 1603 Orrington Avenue Evanston, IL 60201	4,000,000	(22)	3.0%	10,000	8.0%

Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock Beneficially Owned (1)	Series C Preferred Stock Beneficially Owned	Percentage of Series C Preferred Stock Beneficially Owned
All directors and executive officers as a group (12 persons)	18,268,717	(23)	13.9%	—	—

*	Less than 1%.

(1)	Pursuant to the rules and regulations promulgated under the Exchange Act, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or to direct the vote or disposition of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares or to direct the vote or disposition of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. This table has been prepared based on 130,100,716 shares of common stock and 125,000 shares of Series C Preferred Stock outstanding as of March 31, 2009.

(2)	Based upon the Schedule 13F filed February 17, 2009 with the SEC with respect to its securities as of December 31, 2008.

(4)	Mr. Seitz is our Vice Chairman of the board.

(5)	Mr. Transier is our Chief Executive Officer, President and Chairman of the board. The shares beneficially owned by Mr. Transier include 383,289 shares of common stock underlying stock options.

(6)	Based upon the Form 4 filed December 15, 2008 with the SEC with respect to its securities as of that date.

(7)	Mr. Stover is our Executive Vice President Operations and Business Development. The shares beneficially owned by Mr. Stover include 222,667 shares of common stock underlying stock options.

(8)	Mr. Kirksey is our Executive Vice President and Chief Financial Officer. The shares beneficially owned by Mr. Kirksey include 151,666 shares of common stock underlying stock options.

(9)	Ms. Quinn is a director. The shares beneficially owned by Ms. Quinn include 60,000 shares of common stock underlying stock options.

(10)	Mr. Williams is our Executive Vice President of Exploration. The shares beneficially owned by Mr. Williams include 85,000 shares of common stock underlying stock options.

(11)	Mr. Connally is a director. The shares beneficially owned by Mr. Connally include 60,001 shares of common stock underlying stock options. Also includes 32,050 shares owned of record by Pin Oak Energy Partnership, of which Mr. Connally owns 50% of the partnership interest and has voting and investing power.

(12)	Mr. Clark is a director. The shares beneficially owned by Mr. Clark include 26,668 shares of common stock underlying stock options.

(13)	Mr. Grenz is our Executive Vice President of Operations.

(14)	Mr. Thompson is Senior Vice President, Chief Accounting Officer and Corporate Planning. The shares beneficially owned by Mr. Thompson include 79,000 shares of common stock underlying stock options.

(15)	Mr. Hue Williams is a director. The shares beneficially owned by Mr. Hue Williams include 20,001 shares of common stock underlying stock options.

(16)	Mr. Nergaard is a director.

(17)	Includes 12,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Based on a Schedule 13G filed February 12, 2009 as a group, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC have shared voting and dispositive power over the securities.

(18)	Includes 8,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Based on a Schedule 13G filed February 11, 2009 as a group, HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. have shared voting and dispositive power over the securities.

(19)	Includes 11,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Based on a Schedule 13G filed February 13, 2009, as a group, Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich have shared voting and dispositive power with respect to 11,000,000 shares of common stock. Members of the group have the following voting and dispositive power: Eton Park Fund, L.P. has shared voting and dispositive power as to 3,630,000 shares; Eton Park Master Fund, Ltd. has shared voting and dispositive power as to 7,370,000 shares; Eton Park Associates, L.P. has shared voting and dispositive power as to 3,630,000 shares; Eton Park Capital Management, L.P. has shared voting and dispositive power as to 7,370,000 shares; and Mr. Mindich has shared voting and dispositive power as to 11,000,000 shares. Mr. Mindich disclaims beneficial ownership other than as to the portion of such shares relating to his individual economic interest.

(20)	Includes 7,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Based on a Schedule 13G filed February 17, 2009, as a group, TXG-Axon Capital Management, LP; TPG-Axon partners GP, LP; TPG-Axon GP, LLC; TPG-Axon Partners, LP; TPG-Axon Partners (Offshore), Ltd.; Dinakar Singh LLC; and Dinakar Singh have shared voting and dispositive power with respect to 7,000,000 shares of common stock. Members of the group have the following voting and dispositive power: TXG-Axon Capital Management, LP has shared voting and dispositive power as to 7,000,000 shares; TPG-Axon partners GP, LP has shared voting and dispositive power as to 2,450,000 shares; TPG-Axon GP, LLC has shared voting and dispositive power as to 7,000,000 shares; TPG-Axon Partners, LP has shared voting and dispositive power as to 2,450,000 shares; TPG-Axon Partners (Offshore), Ltd. has shared voting and dispositive power as to 4,550,000 shares; Dinakar Singh LLC has shared voting and dispositive power as to 7,000,000 shares; and Dinakar Singh has shared voting and dispositive power as to 7,000,000 shares.

(21)	Includes 5,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Kings Road Investments, Ltd. have shared voting and dispositive power as to the shares of common stock.

(22)	Includes 4,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Magnetar Master Fund, Ltd. has shared voting and dispositive power as to the shares of common stock.

(23)	Includes 1,740,199 shares issuable upon exercise of options.

Series B Preferred Stock

The holders of our Series B preferred stock are entitled to vote with the holders of common stock on all matters for which stockholders are entitled to vote. Each share of Series B preferred stock is entitled to one vote per share.

As of March 31, 2009, we believe that Michael Lauer, 7 Dwight Lane, Greenwich, Connecticut 06831, was the beneficial owner of all 19,714 outstanding shares of Series B preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such officers, directors and ten percent stockholders are also required by applicable SEC rules to furnish us with copies of all forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of the copies of such forms we received, we believe that during the fiscal year ended December 31, 2008 all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied in a timely fashion.

Deadlines for Stockholder Proposals for Next Year’s Annual Meeting

You may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the SEC. We must receive proposals intended for inclusion in next year’s proxy statement and proxy card no later than December 21, 2009. All proposals and notifications should be addressed to the Office of the Corporate Secretary, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002. If the Company does not receive notice of any matter that a stockholder wishes to raise at the annual meeting in 2010 by March 8, 2010 and the matter is raised at that meeting, the proxy holders for next year’s meeting will have discretionary authority to vote on the matter.

Other Matters

The board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

Cindy Gorham
Secretary

April 14, 2009

YOUR VOTE IS IMPORTANT VOTE TODAY IN ONE OF THREE WAYS

ENDEAVOUR INTERNATIONAL CORPORATION 1001 FANNIN STREET SUITE 1600 HOUSTON, TX 77002	VOTE BY INTERNET-www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M12230	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENDEAVOUR INTERNATIONAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
Vote On Directors		☐	☐	☐
1.	Election of Class II Directors
Nominees:
01) Nancy K. Quinn
02) John N. Seitz

Vote On Proposal							For	Against	Abstain
2.	Ratification of the Appointment of Independent Auditor.						☐	☐	☐
This proxy will be voted as indicated by the stockholder(s). If no choice is indicated above, this proxy will be voted “for” Items 1 and 2.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

You may vote by Internet or telephone 24 hours a day, 7 days a week. Internet and telephone voting is available through

11:59 p.m., prevailing time, on May 28, 2009

Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked,

signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M12231

Endeavour International Corporation

1001 Fannin Street, Suite 1600, Houston, Texas 77002

PROXY

This Proxy is Solicited By and on Behalf of the Board of Directors for the

Annual Meeting of Stockholders, May 29, 2009

The undersigned hereby appoints William L. Transier and J. Michael Kirksey, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of Endeavour International Corporation Common Stock, Series B Preferred Stock or Series C Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endeavour International Corporation to be held in Houston, Texas on Friday, May 29, 2009 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.